SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13G

			UNDER THE SECUTIES EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


	                   BOS BETTER ONLINE SOLUTIONS LTD.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                COMMON STOCK PAR VALUE $0.01 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

	                            M20115131
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

					    July 3, 2007
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /x/  Rule 13d-1(c)

      / /  Rule 13d-1(d)
- --------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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64:
CUSIP No. M20115131                   13G                    Page 1 of 5 Pages
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67:


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   SITA S.A.
- ------------------------------------------------------------------------------
--
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
- ------------------------------------------------------------------------------
--
     3         SEC USE ONLY

- ------------------------------------------------------------------------------
--
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                  GENEVA, SWITZERLAND
- ------------------------------------------------------------------------------
--
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY             878,670 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER shares

                         878,670 shares
               -----------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
106:
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                         878,670 shares
- ------------------------------------------------------------------------------

    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*

			Not Applicable
- ------------------------------------------------------------------------------
--
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    9.15%
- ------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*          CO


	==========================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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135:
CUSIP No. M20115131                    13G                    Page 2 of 5 Pages
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Item 1(a).  Name of Issuer:

            BOS BETTER ONLINE SOLUTIONS LTD.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            20 FREIMAN STREET
            RISHON LEZION L3 75100, ISRAEL

Item 2(a).  Name of Person Filing:

            SITA S.A.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            27, RTE DE GY
            1252 MEINIER, GENEVA
            SWITZERLAND

Item 2(c).  Citizenship:

            Switzerland

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            M20115131

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175:
CUSIP No. M20115131                   13G                    Page 3 of 5 Pages
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Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            //  Not Applicable

      (a)   / /  Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

      (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /  Insurance  company  as  defined  in  Section  3(a)(19)  of  the
                 Exchange Act.

      (d)   / /  Investment company registered under Section 8 of the Investment
                 Company Act.

      (e)   / /  An investment    adviser    in    accordance    with    Rule
                 13d-1(b)(1)(ii)(E).

      (f)   / /  An employee  benefit plan or endowment fund in accordance  with
                 Rule 13d-1(b)(1)(ii)(F).

      (g)   / /  A parent holding  company or control person in accordance  with
                 Rule 13d-1(b)(1)(ii)(G).

      (h)   / /  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i)   / /  A  church  plan  that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

      (a)        Amount beneficially owned: 878,670 shares of U.S.Common Stock.

      (b)        Percent of class:   9.15%


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

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CUSIP No. M20115131                   13G                    Page 4 of 5 Pages
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Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. M20115131                   13G                    Page 5 of 5 Pages
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271:


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 3, 2007                     SITA S.A.

                                         By:   SITA S.A.

                                         By:  /s/ Gerard Limat
                                              ----------------------------------
                                              Gerard Limat, Chairman









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